Exhibit 99.1

Contact:
Michael Ostrach
Chief Business and Principal Financial Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

BERKELEY, CA – November 5, 2014 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the third quarter ended September 30, 2014.

Dynavax had $130.6 million in cash, cash equivalents and marketable securities as of September 30, 2014, compared to $154.3 million at June 30, 2014.  The net loss for the three months ended September 30, 2014 was $29.8 million compared to $24.8 million for the three months ended June 30, 2014.  The net loss for the nine months ended September 30, 2014 was $68.4 million compared to $53.7 million for the nine months ended September 30, 2013.  The increases in net loss are due primarily to increased operating expenses resulting from the phase 3 clinical trial of HEPLISAV-B™ that was initiated in April, 2014.  Enrollment in this large safety and immunogenicity study (known as HBV-23) was completed in September, 2014 with more than 8,250 adults, including over 1,100 diabetic patients, enrolled in 40 sites across the U.S.  All HBV-23 safety follow up visits are expected to be completed by October, 2015.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidate is HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release contains "forward-looking" statements, including expectations for the conduct, timing and sufficiency of an additional clinical trial for HEPLISAV-B and plans to continue clinical development of AZD1419. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and review and approval of HEPLISAV-B and our process for its manufacture can occur without significant delay or additional studies; whether our studies and manufacturing efforts are sufficient to support registration for commercialization of HEPLISAV-B in either or both of the US and Europe; the timing for and costs of achieving the size of the safety database; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including whether a US or European licensure application will be approved; our ability to obtain additional financing to support the development and commercialization of HEPLISAV-B and our other operations; possible claims against us, including enjoining sales of HEPLISAV-B, based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Month Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Collaboration revenue	$1,795	$1,110	$6,199	$3,349
Grant revenue	414	1,700	2,546	3,855
Service and license revenue	-	117	10	1,200
Total revenues	2,209	2,927	8,755	8,404

Operating expenses:
Research and development	28,072	11,770	64,942	38,739
General and administrative	4,083	5,807	12,325	22,243
Unoccupied facility expense ….	131	918	386	918
Total operating expenses	32,286	18,495	77,653	61,900

Loss from operations	(30,077)	(15,568)	(68,898)	(53,496)

Interest income	42	37	162	163
Interest expense	-	(24)	-	(83)
Other income (expense)	216	(120)	300	(248)

Net loss	$(29,819)	$(15,675)	$(68,436)	$(53,664)

Basic and diluted net loss per share	$(0.11)	$(0.09)	$(0.26)	$(0.29)

Shares used to compute basic and diluted net loss per share
Shares used to compute basic and diluted net loss per share	262,908	183,022	262,883	182,960

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Cash, cash equivalents and marketable securities	$130,572	$189,376
Property and equipment, net	8,129	8,706
Goodwill	2,376	2,579
Other assets	5,819	3,961
Total assets	$146,896	$204,622

Liabilities and stockholders’ equity
Deferred revenues	$6,499	$7,298
Other liabilities	18,821	11,030
Total liabilities	25,320	18,328
Stockholders’ equity	121,576	186,294
Total liabilities and stockholders’ equity	$146,896	$204,622